Exhibit 10.2


October 3, 1997



Mr. William L. Stewart
6502 East Stallion Road
Paradise Valley, AZ  85253

RE:   Compensation Adjustments

Dear Bill:

Your contribution to the success of the Palo Verde Nuclear Plant has been significant and greatly appreciated. The success of the plant is exemplified by the specific achievement of Level I SALP and INPO ratings. It is now critical to maintain a Level I rating through the remainder of this year and beyond. To that end, I am providing you with an additional compensation opportunity which allows for a $50,000 cash payout for the achievement of a Level I rating for each target. As a point of clarification the $50,000 incentive opportunity for each target is effective immediately, and totals to a maximum of $100,000.

In addition, you will receive a salary adjustment effective August 1, 1997 in the amount of $54,000 which will serve as an offset to the lost monetary value incurred as a result of moving out of your home.

I appreciate your continued contribution and leadership to the Company.

Sincerely,


William J. Post


AF/mrm